Exhibit 10.15

DENALI THERAPEUTICS INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved November 10, 2017

Denali Therapeutics Inc. (the “Company”) believes that granting equity and cash compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) formalizes the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined in this Policy, any capitalized terms used in this Policy will have the meaning given such term in the Company’s 2017 Equity Incentive Plan, as amended from time to time (the “Plan”), or if the Plan is no longer in use at the time of an equity award, the meaning given such term or any similar term in the equity plan then in place under which such equity award is granted. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This Policy will be effective as of the effective date of the registration statement in connection with the initial public offering of the Company’s securities (such date, the “Effective Date”).

1. CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

Non-Executive Chair, Committee Chair and Committee Member Annual Cash Retainer

Effective as of the Registration Date, each Outside Director who serves as the non-executive Chair of the Board, chair of a committee of the Board, or member of a committee of the Board will be eligible to earn additional annual cash retainers as follows:

Non-Executive Chair of the Board	$30,000
Chair of Audit Committee:	$15,000
Member of Audit Committee: (excluding Committee Chair)	$7,500
Chair of Compensation Committee:	$10,000
Member of Compensation Committee: (excluding Committee Chair)	$5,000

Chair of Nominating and Governance Committee:	$8,000
Member of Nominating and Governance Committee: (excluding Committee Chair)	$4,000
Chair of Science and Technology Committee:	$10,000
Member of Science and Technology Committee: (excluding Committee Chair)	$5,000

Payment

Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment shall be made no later than thirty (30) days following the end of such immediately preceding fiscal quarter. For purposes of clarification, an Outside Director who has served as an Outside Director, as non-executive Chair of the Board or as a member of an applicable committee (or chair thereof), as applicable, during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities. For purposes of clarification, an Outside Director who has served as an Outside Director, as non-executive Chair of the Board or as a member of an applicable committee (or chair thereof), as applicable, from the Effective Date through the end of the fiscal quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.

2. EQUITY COMPENSATION

Outside Directors may receive any Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors under this Section 2 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions and all other provisions of the Plan that are not inconsistent with this Policy:

(a) Initial Awards. Subject to Section 11 of the Plan, each person who first becomes an Outside Director on or following the Effective Date automatically will be granted a Nonstatutory Stock Option with a Value of $600,000 (the “Initial Award”), which grant will be effective on the date on which such person first becomes an Outside Director on or following the Effective Date, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that the number of Shares covered by an Initial Award will be rounded down to the nearest whole Share. Notwithstanding the foregoing, a Director who was an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award. Subject to Section 5 below and Section 14 of the Plan, each Initial Award will vest and become exercisable as to twenty-five percent (25%) of the Shares subject to the Initial Award on the one (1)-year anniversary of the date of grant and as to one-forty-eighth (1/48th) of the shares subject to the Initial Award on each monthly anniversary of the date of grant thereafter (and if there is no corresponding day, on the last day of the month), in each case, provided that the Outside Director continues to serve as an Outside Director through the applicable vesting date.

(b) Continuing Director IPO Awards. Subject to Section 11 of the Plan, each person who serves as an Outside Director as of immediately prior to the Effective Date and continues to serve in such capacity as of the Effective Date automatically will be granted a Nonstatutory Stock Option with a Value of $600,000 (the “Continuing Director IPO Award”), which grant will be effective on the Effective Date; provided, however, that the number of Shares covered by a Continuing Director IPO Award will be rounded down to the nearest whole Share. Subject to Section 5 below and Section 14 of the Plan, each Continuing Director IPO Award will vest and become exercisable as to twenty-five percent (25%) of the Shares subject to the Continuing Director IPO Award on the one (1)-year anniversary of the date of grant and as to one-forty-eighth (1/48th) of the shares subject to the Continuing Director IPO Award on each monthly anniversary of the date of grant thereafter (and if there is no corresponding day, on the last day of the month), in each case, provided that the Outside Director continues to serve as an Outside Director through the applicable vesting date.

(c) Annual Awards. Subject to Section 11 of the Plan, each Outside Director automatically will be granted a Nonstatutory Stock Option (an “Annual Award”) with a Value of $350,000; provided that the number of Shares covered by each Annual Award will be rounded down to the nearest whole Share, which grant will be effective on the date of each annual meeting of stockholders (each, an “Annual Meeting”), beginning with the first Annual Meeting following the Effective Date, if, as of such Annual Meeting date, he or she will have served on the Board as a Director for at least the preceding six (6) months; provided that any Outside Director who is not continuing as a Director following the applicable Annual Meeting will not receive an Annual Award with respect to such Annual Meeting. Subject to Section 5 below and Section 14 of the Plan, each Annual Award will vest and become exercisable as to one hundred percent (100%) of the Shares subject thereto upon the earlier of the one (1) year anniversary of the grant date or the day prior to the Company’s next Annual Meeting occurring after the grant date, in each case, provided that the Outside Director continues to serve as an Outside Director through the applicable vesting date.

(d) Value. For purposes of this Policy, “Value” means, with respect to (i) a stock option, its grant date value calculated in accordance with the Black-Scholes option valuation methodology, or such other methodology the Board or Compensation Committee may determine prior to the grant of the stock option becoming effective, as applicable, and (ii) a full value award (for example, an Award of restricted stock or restricted stock units), the Fair Market Value of the Shares subject thereto, or such other methodology the Board or Compensation Committee may determine prior to the grant of the full value award becoming effective, as applicable.

(e) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, as applicable (except as provided in Section 6 below).

(f) Terms Applicable to all Options Granted Under this Policy. The per Share exercise price for an Option granted under this Policy will be one hundred percent (100%) of the Fair Market Value on the grant date. The maximum term to expiration of an Option granted under this Policy will be ten (10) years, subject to earlier termination as provided in the Plan.

3. EXPENSES

Each Outside Director’s reasonable, customary, and properly documented expenses in connection with service on the Board or any committee of the Board will be reimbursed by the Company.

4. ADDITIONAL PROVISIONS

All provisions of the Plan and form of award agreement approved for use under the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5. SECTION 409A

It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A (as defined below) so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”), and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable. As such, all payments under this Policy are intended to fall within the “short-term deferral” exception under Section 409A. In no event will the Company be obligated to reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A or otherwise because of the receipt of compensation under this Policy.

6. REVISIONS

The Board or any committee designated by the Board (a “Designated Committee”), may amend, suspend or terminate this Policy at any time and for any reason. This includes, that the Board or a Designated Committee in its discretion may at any time change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash and timing of unearned compensation to be paid on or after the date the Board or a Designated Committee, as applicable determines to make any such change or revision. Any amendment to the terms of any cash compensation granted under the Policy will be effective no earlier than the date such amendment is made. Further, the Board or a Designated Committee in its discretion may at any time change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, the vesting schedule of Awards, and the type of Awards to be granted on or after the date the Board or a Designated Committee, as applicable, determines to make any such change or revision. If, on the date of an Award grant under this Policy, an equity incentive plan other than the Plan is the primary equity incentive plan used by the Company, all references to the Plan in this Policy shall, with respect to such Award, be deemed to refer to the Company’s primary equity incentive plan in use at the time of such Award grant, including that references to Section 11 of the Plan shall be deemed to refer to the section(s) of such primary equity incentive plan relating to the per person limits on the number or value of Shares that an Outside Director may receive under such plan during the period specified therein, and references to Section 14 of the Plan shall be deemed to refer to the section(s) of such primary equity incentive plan relating to adjustments to the Shares, dissolution or liquidation or the Company, and/or merger or Change in Control (or similar transactions) of the Company.

Notwithstanding the foregoing, no amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.